Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

GRAMERCY ALUMINA HOLDINGS INC.

FIRST: The name of the corporation is Gramercy Alumina Holdings Inc. (the “Corporation”).

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent is The Corporation Trust Company.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The Corporation shall have the authority to issue 1,000 (one thousand) shares of common stock, with a par value of $1 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Donald H. Messinger	3900 Key Center, 127 Public Square Cleveland, Ohio 44114

SIXTH: The name and mailing address of each person who is to serve as a director of the Corporation until the first annual meeting of the stockholders or until a successor is elected and qualified is as follows:

Thomas A. Aldrich	3900 Key Center, 127 Public Square
Cleveland, Ohio 44114

William R. Stewart	3900 Key Center, 127 Public Square Cleveland, Ohio 44114

Donald H. Messinger	3900 Key Center, 127 Public Square
Cleveland, Ohio 44114

The undersigned, being the incorporator named herein, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has executed this Certificate, hereby declaring and certifying that the facts stated herein are true, as of the 5th day of March, 2004.

/s/ Donald H. Messinger
Donald H. Messinger, Incorporator

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:54 PM 03/24/2004
FILED 04:18 PM 03/24/2004
SRV 040218005 – 3770319 FILE